FIRST AMENDMENT TO
                       AGREEMENT AND PLAN OF ORGANIZATION

         THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF ORGANIZATION (the "Amendment") is dated as of June 30, 1997, by and among Travel Services International, Inc., a Delaware corporation ("TSII"), Auto-Europe, Inc. (Maine), a Maine corporation (the "Company"), and Imad Khalidi, an individual residing in the City of Portland, Maine, Alex Cecil, an individual residing in the City of Portland, Maine, Wilfred Diller, as Trustee for Thurston Cecil, and Wilfred Diller, as Trustee for Lila Cecil (collectively, the "Stockholders").

         In consideration of the mutual agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Defined Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Organization, dated as of May 9, 1997, by and among the parties hereto (the "Agreement").

                  2. Amendment to Section 10.3. Section 10.3(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:
"(ii) TSII shall file or cause to be filed all separate Returns of, or that include, the LLC for all taxable periods ending after the Funding and Consummation Date."

                  3. Amendment to Annex V. Annex V to the Agreement is hereby deleted in its entirety and replaced with Annex V attached hereto.

                  4. Amendment to Schedules 5.25, 7.2 and 7.3. The paragraph entitled "PERMITTED DISTRIBUTIONS" on Schedules 5.25, 7.2 and 7.3 to the Agreement is hereby deleted in its entirety and replaced with the following:

         "PERMITTED DISTRIBUTIONS. The Company has made distributions to shareholders totaling $1.1 million prior to the date hereof. Further, prior to the Funding and Consummation Date, the Company may make distributions of all cash and cash equivalents in an amount not to exceed (a) $700,000 plus (b) an estimated amount equal to the tax obligations of the Stockholders on any income of the Company for the period from January 1, 1997, through the Funding and Consummation Date, in excess of $3.2 million (the "Permitted Tax Distribution"), subject to adjustment as soon as practicable after the Funding and Consummation Date to correspond with the actual tax obligations of the Stockholders for such amount for such period. To the extent that the Company makes additional distributions in excess of $700,000 (not including the

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         Permitted Tax Distribution),  the cash consideration set forth in Annex
         III to the Agreement shall be reduced by an amount equal to such excess amount.

                  5. No Other Amendments. Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement remain unchanged, and the terms and conditions of the Agreement as amended hereby remain in full force and effect.

                  6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  7. Governing Law. This Amendment shall be construed in accordance with laws of the State of Delaware.

                  8. Captions. The headings of this Amendment are inserted for convenience only and shall not constitute a part of this Amendment or be used to construe or interpret any provision hereof.

                      [The next page is the signature page]

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         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Agreement and Plan of Organization to be duly executed and delivered as of the day and year first above written.


                                   TRAVEL SERVICES INTERNATIONAL, INC.


                                   By: /s/ Elan J. Blutinger
                                      -------------------------------
                                      Elan J. Blutinger
                                      President


                                   AUTO-EUROPE, INC. (MAINE)


                                   By:/s/ Imad Khalidi
                                      -------------------------------
                                      Imad Khalidi
                                      President


                                   STOCKHOLDERS:

                                   /s/ Imad Khalidi
                                   ----------------------------------
                                   Imad Khalidi, Individually

                                   /s/ Alex Cecil
                                   ----------------------------------
                                   Alex Cecil, Individually


                                   ----------------------------------
                                   Wilfred Diller, as Trustee for Thurston Cecil


                                   ----------------------------------
                                   Wilfred Diller, as Trustee for Lila Cecil

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